June 9, 2016

Re: ICON ECI Fund Sixteen ("Fund Sixteen")

Dear Registered Representative:

We are writing to notify you in advance regarding a change in the distribution rate for Fund Sixteen, which will commence with the July 1, 2016 distribution. Your clients will receive the letter below, which will be mailed out in June. Should you have any questions, please feel free to call your Marketing Director at (800) 435-5697 or our Investor Relations Department at (800) 343-3736.

June 20, 2016

Re:  ICON ECI Fund Sixteen ("Fund Sixteen")

Dear Investor:

We are writing to advise you that we are lowering the distributions for Fund Sixteen. Effective with the July 1, 2016 distribution, the new annualized rate will be approximately 4%.  Distributions paid from January through June 2016 were paid at an annualized rate of 8%.  As a result, we estimate that total distributions for the 2016 year will be approximately 6%. Please be further advised that distributions remain subject to change and are made at the Investment Manager's discretion, with the amount and timing of such distributions based on Fund Sixteen's overall performance.

This reduction is necessary due to the challenges facing Fund Sixteen as a result of the limited number of assets in which it could invest due to lower than expected offering proceeds raised.  We continue to focus on ways to reduce fixed costs while we explore strategic alternatives to maximize Fund Sixteen's value.  As always, if you have any questions, please feel free to contact our Investor Relations Department at (800) 343-3736.

Sincerely,

ICON Capital, LLC

Michael A. Reisner Co-President and Co-CEO	Mark Gatto Co-President and Co-CEO

100 Grossman Drive, Suite 301, Braintree, MA 02184  www.iconinvestments.com